--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)


                               GENAERA CORPORATION
                   -----------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                   -----------------------------------------
                         (Title of Class of Securities)


                                    36867G100
                   -----------------------------------------
                                 (CUSIP Number)


                               DECEMBER 28, 2007
                   -----------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Amendment No. 1 to Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)
--------------------------------------------------------------------------------

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
----------------------                                    ----------------------
 CUSIP NO. 36867G100                     13G                 PAGE 2 OF 10 PAGES
----------------------                                    ----------------------

 1       NAME OF REPORTING PERSON:
         BIOTECHNOLOGY VALUE FUND, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
  NUMBER OF               0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY      6      SHARED VOTING POWER
    OWNED                 315,175 (1)
      BY           -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
  REPORTING               0
    PERSON         -------------------------------------------------------------
    WITH:          8      SHARED DISPOSITIVE POWER
                          315,175 (1)

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         315,175 (1)
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.8% (1) (2)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
----------------------                                    ----------------------
 CUSIP NO. 36867G100                     13G                 PAGE 3 OF 10 PAGES
----------------------                                    ----------------------

 1       NAME OF REPORTING PERSON:
         BIOTECHNOLOGY VALUE FUND II, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
  NUMBER OF               0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY      6      SHARED VOTING POWER
    OWNED                 215,558 (1)
      BY           -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
  REPORTING               0
    PERSON        -------------------------------------------------------------
    WITH:          8      SHARED DISPOSITIVE POWER
                          215,558 (1)

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         215,558 (1)
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.2% (1) (2)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
----------------------                                    ----------------------
 CUSIP NO. 36867G100                     13G                 PAGE 4 OF 10 PAGES
----------------------                                    ----------------------

 1       NAME OF REPORTING PERSON:
         BVF INVESTMENTS, L.L.C.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
  NUMBER OF               0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY      6      SHARED VOTING POWER
    OWNED                 795,127 (1)
      BY           -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
  REPORTING               0
    PERSON         -------------------------------------------------------------
    WITH:          8      SHARED DISPOSITIVE POWER
                          795,127 (1)

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         795,127 (1)
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.5% (1) (2)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
----------------------                                    ----------------------
 CUSIP NO. 36867G100                     13G                 PAGE 5 OF 10 PAGES
----------------------                                    ----------------------

 1       NAME OF REPORTING PERSON:
         INVESTMENT 10, L.L.C.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         ILLINOIS
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
  NUMBER OF               0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY      6      SHARED VOTING POWER
    OWNED                 89,271 (1)
      BY           -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
  REPORTING               0
    PERSON         -------------------------------------------------------------
    WITH:          8      SHARED DISPOSITIVE POWER
                          89,271 (1)

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         89,271 (1)
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.5% (1) (2)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
----------------------                                    ----------------------
 CUSIP NO. 36867G100                     13G                 PAGE 6 OF 10 PAGES
----------------------                                    ----------------------

 1       NAME OF REPORTING PERSON:
         BVF PARTNERS L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
  NUMBER OF               0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY      6      SHARED VOTING POWER
    OWNED                 1,415,131 (1)
      BY           -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
  REPORTING               0
    PERSON         -------------------------------------------------------------
    WITH:          8      SHARED DISPOSITIVE POWER
                          1,415,131 (1)

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,415,131 (1)
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.0% (1)(2)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
----------------------                                    ----------------------
 CUSIP NO. 36867G100                     13G                 PAGE 7 OF 10 PAGES
----------------------                                    ----------------------

 1       NAME OF REPORTING PERSON:
         BVF INC.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
  NUMBER OF               0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY      6      SHARED VOTING POWER
    OWNED                 1,415,131 (1)
      BY           -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
  REPORTING               0
    PERSON         -------------------------------------------------------------
    WITH:          8      SHARED DISPOSITIVE POWER
                          1,415,131 (1)

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,415,131 (1)
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.0% (1)(2)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IA, CO
--------------------------------------------------------------------------------

The following footnotes relate to pages 2 thru 7:

(1) With respect to each Reporting Person, the following securities are held, as follows (See Items 2(a) and 2(d) for defined terms for each entity and all other capitalized terms below):

Security Type   BVF      BVF2   Investments     ILL10   Partners       BVF Inc.
--------------------------------------------------------------------------------

Common Stock   255,783  174,158     646,127     72,671   1,148,739   1,148,739
Warrants        59,392   41,400     149,000     16,600     266,392     266,392

The Warrants may be exercised at any time until expiration for shares of the issuer's Common Stock at an exercise price of $3.66 per share. The Warrants are exercisable until December 30, 2011.

(2) The percentage calculations are based on 17,727,897 shares of Common Stock outstanding determined as follows: (x) 17,461,505 shares of Common Stock outstanding plus (y) 266,392 shares of Common Stock issuable upon exercise of the Warrants held by the Reporting Persons.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
----------------------                                    ----------------------
 CUSIP NO. 36867G100                     13G                PAGE 8 OF 10 PAGES
----------------------                                    ----------------------

ITEM 1(a).  NAME OF ISSUER:

            Genaera Corporation ("Genaera")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5110 Campus Drive
            Plymouth Meeting, PA 19462

ITEM 2(a).  NAME OF PERSON FILING:

            This Amendment No. 1 to Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

            (i)    Biotechnology Value Fund, L.P. ("BVF")
            (ii)   Biotechnology Value Fund II, L.P. ("BVF2")
            (iii)  BVF Investments, L.L.C. ("Investments")
            (iv)   Investment 10, L.L.C. ("ILL10")
            (v)    BVF Partners L.P. ("Partners")
            (vi)   BVF Inc. ("BVF Inc.")

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            The principal business office of the Reporting Persons comprising the group filing this Amendment No. 1 to Schedule 13G is located at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois, 60611.

ITEM 2(c).  CITIZENSHIP:

            BVF:         a Delaware limited partnership
            BVF2:        a Delaware limited partnership
            Investments: a Delaware limited liability company
            ILL10:       an Illinois limited liability company
            Partners:    a Delaware limited partnership
            BVF Inc.:    a Delaware corporation

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            This Amendment No. 1 to Schedule 13G is being filed with respect to the common stock, par value $0.002 per share ("Common Stock"), of Genaera. The Reporting Persons' percentage ownership of Common Stock is based on 17,461,505 shares of Common Stock being outstanding and the beneficial ownership by the Reporting Persons of 266,392 warrants (the "Warrants") to purchase an equivalent number of shares of the Common Stock. See the discussion in footnote (1) for a further description of the Warrants.

            As of December 31, 2007, BVF beneficially owned 315,175 shares of Common Stock, of which 59,392 shares are attributable to Warrants, BVF2 beneficially owned 215,558 shares of Common Stock, of which 41,400 shares are attributable to Warrants, Investments beneficially owned 795,127 shares of Common Stock, of which 149,000 shares are attributable to Warrants and ILL10 beneficially owned 89,271 shares of Common Stock, of which 16,600 shares are attributable to Warrants. Beneficial ownership by Partners and BVF Inc. includes 1,415,131 shares of Common Stock, of which 266,392 shares are attributable to Warrants.

ITEM 2(e).  CUSIP NUMBER:

            36867G100

--------------------------------------------------------------------------------
----------------------                                    ----------------------
 CUSIP NO. 36867G100                     13G                 PAGE 9 OF 10 PAGES
----------------------                                    ----------------------

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
OR (c) CHECK WHETHER THE PERSON FILING IS:    ONE OF THE FOLLOWING

            Not applicable as this Amendment No.1 to Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4.     OWNERSHIP:

            The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 7) on this Amendment No. 1 to Schedule 13G is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the Common Stock beneficially owned by Investments and to vote and exercise dispositive power over those shares of the Common Stock. Partners and BVF Inc. share voting and dispositive power over shares of the Common Stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

--------------------------------------------------------------------------------
----------------------                                    ----------------------
 CUSIP NO. 36867G100                     13G                PAGE 10 OF 10 PAGES
----------------------                                    ----------------------

ITEM 10.    CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 Dated:     January 8, 2008


            BIOTECHNOLOGY VALUE FUND, L.P.

            By:  BVF Partners L.P., its general partner

                 By:   BVF Inc., its general partner

                       By:  /s/ Mark N. Lampert
                            ---------------------------
                            Mark N. Lampert
                            President


            BIOTECHNOLOGY VALUE FUND II, L.P.

            By:  BVF Partners L.P., its general partner

                 By:   BVF Inc., its general partner

                       By:  /s/ Mark N. Lampert
                            ---------------------------
                            Mark N. Lampert
                            President


            BVF INVESTMENTS, L.L.C.

            By:  BVF Partners L.P., its manager

                 By:   BVF Inc., its general partner

                       By:  /s/ Mark N. Lampert
                            ---------------------------
                            Mark N. Lampert
                            President


            INVESTMENT 10, L.L.C.

            By:  BVF Partners L.P., its attorney-in-fact

                 By:   BVF Inc., its general partner

                       By:  /s/ Mark N. Lampert
                            ---------------------------
                            Mark N. Lampert
                            President


            BVF PARTNERS L.P.

            By:  BVF Inc., its general partner

                       By:  /s/ Mark N. Lampert
                            ---------------------------
                            Mark N. Lampert
                            President


            BVF INC.

                       By:  /s/ Mark N. Lampert
                            ---------------------------
                            Mark N. Lampert
                            President